Exhibit 99.1




The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2006 Results

                -Net Loss of $0.66 Per Share reported-

             -Company reaffirms guidance for fiscal 2006-


    YORK, Pa.--(BUSINESS WIRE)--Nov. 29, 2006--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the third quarter of fiscal 2006 ended October 28, 2006. As previously reported, the Company acquired the Northern Department Store Group ("Carson's") from Saks Incorporated on March 5, 2006.

    For the third quarter of fiscal 2006, the Company reported a net loss of $10.9 million, or $0.66 per share, compared to a net loss of $6.3 million, or $0.39 per share, in the third quarter of fiscal 2005. The third quarter of fiscal 2006 includes an income tax charge of approximately $0.10 per share relating to a $1.7 million reduction in the income tax benefit associated with tax planning strategies initiated by the Company in the third quarter. The strategies are expected to reduce the Company's effective income tax rate going forward. The Company reported a net loss of $41.5 million, or $2.53 per share, for the thirty-nine weeks ended October 28, 2006, compared to a net loss of $12.2 million, or $0.75 per share, for the comparable period last year.

    Bud Bergren, President and Chief Executive Officer commented, "We are pleased with our third quarter results and our progress in integrating the Bon-Ton and Carson's operations, as we succeeded in meeting key milestones during the third quarter:

    -- completed Phase I of the systems integration and a significant portion of Phase II, permitting a single view of our operations and reducing dependency on the Transition Services Agreement with Saks Incorporated;

    -- less intense discounting in the Company's promotional activity from the prior year period at the Bon-Ton/Elder-Beerman stores through the implementation of a common marketing/advertising calendar. While this strategy negatively impacted sales, gross margin rate improved;

    -- improved our inventory position for the fourth quarter with fresh merchandise assortments, as early selling afforded us the opportunity to replenish best sellers and leading fashion trends;

    -- substantially completed the integration of the two companies since the acquisition of the Carson's stores in March 2006; and

    --  controlled integration expenses to plan."

    Sales

    Total sales for the third quarter of fiscal 2006 increased 181% to $804.1 million compared to $285.7 million for the prior year period. Third quarter sales included $537.5 million from the Carson's stores. Bon-Ton comparable store sales decreased 4.8%.

    Year-to-date total sales increased 157% to $2,112.6 million compared to $822.6 million for the same period last year. Year-to-date sales included $1,313.4 million from the Carson's stores for the period March 5, 2006 through October 28, 2006. Year-to-date Bon-Ton comparable store sales decreased 1.0%.

    Carson's sales are not included in the Company's reported comparable store sales; therefore, the following is provided for informational purposes only. Carson's comparable store sales for the thirteen weeks ended October 28, 2006 increased 7.8% and, for the period March 5, 2006 through October 28, 2006, increased 4.3%. For Carson's and Bon-Ton combined, comparable store sales for the thirteen weeks ended October 28, 2006 increased 3.3%

    Other Income

    Other income increased $20.7 million in the third quarter of fiscal 2006, as compared to the prior year period, primarily due to program revenue received in the third quarter of fiscal 2006 under the Credit Card Program Agreement with HSBC Bank Nevada, N.A. For the thirty-nine weeks ended October 28, 2006, other income increased $51.5 million as compared to the prior year period, also primarily due to the program revenue received under the Credit Card Program Agreement. In the prior year, credit card revenues were reflected as an offset to selling, general and administrative expenses.

    Gross Margin

    In the third quarter of fiscal 2006, gross margin dollars increased $197.8 million compared to the prior year period. The gross margin rate increased 2.8 percentage points, to 36.6% of net sales, as compared to 33.8% reported in the prior year period, primarily due to a decrease in the net markdown rate. Year-to-date gross margin dollars increased $473.4 million, as compared to the prior year period. The year-to-date gross margin rate increased 0.7 percentage point to 36.2% of net sales, as compared to 35.5% reported in the prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative ("SG&A") expenses in the third quarter of fiscal 2006 increased $175.8 million. The SG&A expense rate decreased 0.2 percentage point, to 34.0% of net sales, compared to 34.2% for the prior year period. Integration expenses in the third quarter of fiscal 2006 approximated $3.7 million. Year-to-date SG&A expenses increased $445.9 million, as compared to the prior year period. The year-to-date SG&A expense rate decreased 0.2 percentage point to 34.6% of net sales, compared to 34.8% in the prior year period. Year-to-date integration expenses approximated $11.9 million.

    EBITDA

    EBITDA, defined as net income (loss) before interest, income taxes, depreciation and amortization, increased $42.7 million in the third quarter of fiscal 2006, to $43.5 million, from $0.8 million in the third quarter of fiscal 2005. Year-to-date EBITDA increased $79.1 million to $91.2 million, from $12.1 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles - see Note 1 below.

    Depreciation and Amortization

    Depreciation and amortization expense in the third quarter of fiscal 2006 increased $22.1 million compared to the prior year period. Year-to-date depreciation and amortization expense increased $55.1 million, as compared to the prior year period. Depreciation and amortization in the third quarter and year-to-date in fiscal 2006 reflects the impact of preliminary purchase accounting for the acquired Carson's operations.

    Interest

    Interest expense, net, in the third quarter of fiscal 2006 increased $25.1 million, as compared to the prior year period. Year-to-date interest expense, net, increased $69.4 million, as compared to the prior year period. In the first quarter of fiscal 2006, the Company recorded a charge of $6.8 million reflecting the write-off of fees associated with a bridge facility and the early payoff of the Company's previous debt.

    Comments

    Keith E. Plowman, Executive Vice President and Chief Financial Officer, commented, "We are pleased with our third quarter financial results from the combined companies as we continued the integration of our operations. We are executing to our plan and we are on target to reach our financial goals for fiscal 2006. However, it is important that we continue to perform to plan during the critical fourth quarter. Our balance sheet is strong with inventory levels slightly under plan and excess borrowing capacity of $247.8 million."

    Mr. Plowman added, "With the third quarter results, and with the November sales results, which were released in a separate press release today, we reaffirm our guidance of earnings per share of $2.15 to $2.25 and EBITDA of $270 to $280 million for fiscal 2006. Our guidance for fiscal 2006 reflects preliminary purchase accounting for the Carson's acquisition, which is subject to future revision. Such revisions could have a material impact upon our earnings per share guidance."

    The Company's quarterly conference call to discuss the third quarter fiscal 2006 will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling 800-811-8824 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, December 12, 2006. The number to call for the taped replay is 888-203-1112 and the conference PIN is 2992458.

    The Bon-Ton Stores, Inc. operates 275 department stores and seven furniture galleries in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, one store in each of Indianapolis, Indiana and Dayton, Ohio and two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the recently-acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

    Note 1: As used in this release, EBITDA is defined as net income
(loss) before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company's ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data) October 28, January 28,
(Unaudited)                                       2006        2006
                                               -----------------------
Assets
Current assets:
 Cash and cash equivalents                     $   22,847  $    9,771
 Merchandise inventories                          944,488     284,584
 Prepaid expenses and other current assets         83,781      28,412
 Deferred income taxes                              8,300       7,126
----------------------------------------------------------------------
  Total current assets                          1,059,416     329,893
----------------------------------------------------------------------
Property, fixtures and equipment at cost, net
 of accumulated depreciation and amortization
 of $286,103 and $216,740 at October 28, 2006
 and January 28, 2006, respectively               928,802     167,679
Deferred income taxes                              66,345      38,715
Goodwill                                           17,095       2,965
Intangible assets, net of accumulated
 amortization of $9,502 and $5,776 at October
 28, 2006 and January 28, 2006, respectively      162,634       5,013
Other long-term assets                             36,440       9,340
----------------------------------------------------------------------
  Total assets                                 $2,270,732  $  553,605
----------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable                              $  392,279  $   87,318
 Accrued payroll and benefits                      63,128      18,986
 Accrued expenses                                 141,038      52,692
 Current maturities of long-term debt               5,425         961
 Current maturities of obligations under
  capital leases                                    1,907          74
 Income taxes payable                              13,408      19,005
----------------------------------------------------------------------
  Total current liabilities                       617,185     179,036
----------------------------------------------------------------------
Long-term debt, less current maturities         1,256,602      42,491
Obligations under capital leases, less current
 maturities                                        70,110          24
Other long-term liabilities                        73,210      39,960
----------------------------------------------------------------------
  Total liabilities                             2,017,107     261,511
----------------------------------------------------------------------
Shareholders' equity:
 Preferred Stock - authorized 5,000,000 shares
  at $0.01 par value; no shares issued                  -           -
 Common Stock - authorized 40,000,000 shares
  at $0.01 par value; issued shares of
  14,448,529 and 14,195,664 at October 28,
  2006 and January 28, 2006, respectively             144         142
 Class A Common Stock - authorized 20,000,000
  shares at $0.01 par value; issued and
  outstanding shares of 2,951,490 at October
  28, 2006 and January 28, 2006                        30          30
 Treasury stock, at cost - 337,800 shares at
  October 28, 2006 and January 28, 2006            (1,387)     (1,387)
 Additional paid-in-capital                       128,587     129,614
 Deferred compensation                                  -      (6,663)
 Accumulated other comprehensive loss              (1,327)         (5)
 Retained earnings                                127,578     170,363
----------------------------------------------------------------------
  Total shareholders' equity                      253,625     292,094
----------------------------------------------------------------------
  Total liabilities and shareholders' equity   $2,270,732  $  553,605
----------------------------------------------------------------------


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS

                           THIRTEEN                 THIRTY-NINE
                          WEEKS ENDED               WEEKS ENDED
                   ---------------------------------------------------
(In thousands
 except share and
 per share data)   October 28,  October 29,  October 28,  October 29,
(Unaudited)            2006         2005         2006         2005
----------------------------------------------------------------------

Net sales          $   804,100  $   285,676  $ 2,112,646  $   822,555
Other income            22,859        2,126       57,646        6,098
----------------------------------------------------------------------
                       826,959      287,802    2,170,292      828,653
----------------------------------------------------------------------

Costs and
 expenses:
 Costs of
  merchandise sold     509,829      189,229    1,347,342      530,692
 Selling, general
  and
  administrative       273,581       97,759      731,722      285,848
 Depreciation and
  amortization          29,587        7,508       76,672       21,525
----------------------------------------------------------------------
Income (loss) from
 operations             13,962       (6,694)      14,556       (9,412)
Interest expense,
 net                    27,929        2,804       79,082        9,710
----------------------------------------------------------------------

Loss before income
 taxes                 (13,967)      (9,498)     (64,526)     (19,122)
Income tax benefit      (3,066)      (3,198)     (23,015)      (6,965)
----------------------------------------------------------------------

Net loss           $   (10,901) $    (6,300) $   (41,511) $   (12,157)
------------------ ---------------------------------------------------

Per share amounts-
 Basic:
  Net loss         $     (0.66) $     (0.39) $     (2.53) $     (0.75)
----------------------------------------------------------------------

 Basic weighted
  average shares
  outstanding       16,439,314   16,218,717   16,420,082   16,175,790

 Diluted:
  Net loss         $     (0.66) $     (0.39) $     (2.53) $     (0.75)
----------------------------------------------------------------------

 Diluted weighted
  average shares
  outstanding       16,439,314   16,218,717   16,420,082   16,175,790



Other financial
 data:
EBITDA (1)         $    43,549  $       814  $    91,228  $    12,113

    (1) EBITDA Reconciliation

    The following table reconciles net income to EBITDA for the periods indicated:


                              THIRTEEN               THIRTY-NINE
                             WEEKS ENDED             WEEKS ENDED
                       -----------------------------------------------
(In thousands)         October 28, October 29, October 28, October 29,
(Unaudited)               2006        2005        2006        2005
----------------------------------------------------------------------

Net loss               $  (10,901) $   (6,300) $  (41,511) $  (12,157)
Adjustments:
 Income taxes              (3,066)     (3,198)    (23,015)     (6,965)
 Interest expense, net     27,929       2,804      79,082       9,710
 Depreciation and
  amortization             29,587       7,508      76,672      21,525
----------------------------------------------------------------------

EBITDA                 $   43,549  $      814  $   91,228  $   12,113
----------------------------------------------------------------------


    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071
             Vice President
             Public and Investor Relations